Exhibit 99.1

NEWS	Federal Realty Investment Trust
RELEASE	1626 East Jefferson Street
Rockville, MD 20852
www.federalrealty.com

FOR IMMEDIATE RELEASE

Investor and Media Inquiries
Andrew Blocher	Suzanne O’Neill
Vice President, Capital Markets & Investor Relations	Manager, Investor Relations
301/998-8166	301/998-8358
ablocher@federalrealty.com	soneill@federalrealty.com

FEDERAL REALTY INVESTMENT TRUST APPOINTS JON E. BORTZ

TO BOARD OF TRUSTEES

ROCKVILLE, Md. (June 30, 2005) – Federal Realty Investment Trust (NYSE:FRT) today announced that Jon E. Bortz, chairman, chief executive officer and president of LaSalle Hotel Properties (NYSE:LHO), was nominated and appointed to serve on Federal Realty’s board of trustees. Mr. Bortz will serve on Federal Realty’s audit and compensation committees.

“We’re pleased to have attracted an addition to our board of trustees as highly regarded in the REIT sector as Jon,” commented Kristin Gamble, chairperson of the nominating and corporate governance committee of Federal Realty’s board of trustees. “His proven track record in both public and private real estate presents a unique opportunity for us to enhance the strength of our existing board of trustees.”

Mr. Bortz, 48, has served in his capacity as president, chief executive officer and trustee at LaSalle Hotel Properties, a leading real estate investment trust (REIT) headquartered in Bethesda, Md., focusing primarily on luxury and upscale full service hotels, since the company’s formation in 1998. He became chairman of the board of trustees at LaSalle Hotel Properties in 2001 when the company became self-managed, separating from its previous advisor, Jones Lang LaSalle. Mr. Bortz joined LaSalle Partners (now Jones Lang LaSalle) in 1981, and founded the Hotel Group in 1993, where, as president, he oversaw all investment and development activities, including the 1998 initial public offering of LaSalle Hotel Properties. He previously worked as an auditor for Touche Ross & Co. and graduated summa cum laude from The Wharton School of the University of Pennsylvania in 1978.

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FEDERAL REALTY INVESTMENT TRUST APPOINTS JON E. BORTZ

TO BOARD OF TRUSTEES

June 30, 2005

About Federal Realty

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development, and redevelopment of high quality retail assets. Federal Realty’s portfolio (excluding joint venture properties) contains approximately 17.4 million square feet located primarily in strategic metropolitan markets in the Northeast, Mid-Atlantic, and California. In addition, the Trust has an ownership interest in approximately 0.5 million square feet of retail space through its joint venture with Clarion Lion Properties Fund in which the Trust has a 30% interest. Our operating portfolio (excluding joint venture properties) was 95.1% leased to national, regional, and local retailers as of March 31, 2005, with no single tenant accounting for more than 2.3% of rental revenue. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and, through 2004, has increased its dividend rate for 37 consecutive years, the longest consecutive record in the REIT industry. Shares of Federal Realty are traded on the NYSE under the symbol FRT.

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